Exhibit 99.1

Gordmans Stores, Inc. Announces Second Quarter 2012 Results

Second Quarter Diluted EPS Improved to $0.18;

Second Quarter Net Sales Increased 9.6%;

Second Quarter Gross Profit Margin Increased 90 bps

Omaha, Nebraska (August 30, 2012) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its second quarter (thirteen weeks) and six month period (twenty-six weeks) ended July 28, 2012.

Second Quarter Highlights

•	Net sales increased 9.6% to $128.2 million compared to $117.0 million in the second quarter of fiscal 2011.

•	Comparable store sales increased 0.1% over the second quarter of fiscal 2011.

•	Gross profit margin increased 90 basis points over the second quarter of fiscal 2011 to 45.8%.

•	Net income increased 20.7% to $3.5 million compared to $2.9 million in the second quarter of fiscal 2011.

•	Diluted earnings per share were $0.18.

Six Month Highlights

•	Net sales increased 11.7% to $262.2 million compared to $234.7 million for the six months ended July 30, 2011.

•	Comparable store sales increased 2.5% over the first half of fiscal 2011.

•	Gross profit margin increased 40 basis points over the same period last year to 46.6%.

•	Net income increased 13.5% to $11.6 million compared to $10.2 million in the first six months of fiscal 2011.

“We delivered an increase in net income in excess of 20% for the second quarter of fiscal 2012, fueled by strong gross profit margins that increased by 90 basis points over the same period last year,” commented Jeff Gordman, President and Chief Executive Officer. “We opened three stores and entered one new market, Indianapolis, during the second quarter. We will open two more stores next month in the Denver MSA for a total of 9 new stores for the year representing a 12% expansion of our store base. With our comparable store sales performance of 0.1% for the second quarter and 2.5% year-to-date, we remain confident in our ability to achieve our existing earnings per share guidance of $1.46 to $1.51 for fiscal 2012, which will be driven by a modest single digit comparable store sales increase consistent with the level that we generated for the first half of the year.”

Second Quarter Financial Results

Net sales for the thirteen weeks ended July 28, 2012 increased 9.6% to $128.2 million from $117.0 million for the same period last year, with comparable store sales increasing by 0.1%. Gross profit increased by 90 basis points, or 11.8%, to $58.7 million, or 45.8% of net sales, from $52.5 million, or 44.9% of net sales, in the second quarter of fiscal 2011. Selling, general and administrative costs were $52.9 million, or 41.3% of net sales, compared to $47.6 million, or 40.7% of net sales, in the second quarter of fiscal 2011. The Company reported a 20.7% increase in net income to $3.5 million, or $0.18 per diluted share (based on 19,470,133 weighted average dilutive shares outstanding), compared to net income of $2.9 million, or $0.15 per diluted share (based on 19,390,752 weighted average dilutive shares outstanding), in the second quarter of fiscal 2011.

Six Month Financial Results

Net sales for the twenty-six weeks ended July 28, 2012 increased 11.7% to $262.2 million from $234.7 million for the same period last year, with comparable store sales increasing by 2.5%. Gross profit increased by 40 basis points, or 12.7%, to $122.2 million, or 46.6% of net sales, from $108.4 million, or 46.2% of net sales, in the prior year. Selling, general and administrative costs were $103.4 million, or 39.4% of net sales, compared to $91.6 million, or 39.0% of net sales, in the prior year. The Company reported a 13.5% increase in net income to $11.6 million, or $0.60 per diluted share (based on 19,443,441 weighted average dilutive shares outstanding), compared to net income of $10.2 million, or $0.53 per diluted share (based on 19,320,445 weighted average dilutive shares outstanding), in the first twenty-six weeks of fiscal 2011.

Outlook

The Company expects a low single digit comparable store sales increase for the second half of the fiscal year, consistent with the comparable store sales increase experienced in the first half of the fiscal year. For the fiscal year ending February 2, 2013, a fifty-three week fiscal year compared to fifty-two week fiscal year 2011, the Company currently expects net sales to be between $624 million and $628 million, which reflects the opening of nine new stores in 2012 and a low single digit comparable store sales increase. On that basis, diluted earnings per share are projected to be in the range of $1.46 to $1.51 (using a weighted average diluted share count of approximately 19.4 million).

For the third quarter of fiscal year 2012 ending October 27, 2012, the Company currently expects net sales to be between $145 and $147 million, which reflects a low single digit comparable store sales increase. The Company projects diluted earnings per share in the range of $0.24 to $0.26 (using a weighted average diluted share count of approximately 19.4 million).

For the fourth quarter of fiscal year 2012 ending February 2, 2013, a fourteen week quarter compared to the thirteen week fourth quarter of fiscal 2011, the Company expects net sales to be between $217 million and $219 million, which reflects a low single digit comparable store sales increase. The Company projects diluted earnings per share to be in the range of $0.62 to $0.65 (using a weighted average diluted share count of approximately 19.5 million).

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 30, 2012 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 81 stores in 18 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in 000’s except share data)

	July 28, 2012	January 28, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,113	$35,413
Accounts receivable	2,315	1,787
Landlord receivable	8,126	9,939
Income taxes receivable	1,147	2,805
Merchandise inventories	85,224	65,335
Deferred income taxes	2,271	2,964
Prepaid expenses and other current assets	6,730	5,239

Total current assets	149,926	123,482
PROPERTY AND EQUIPMENT, net	41,382	34,507
INTANGIBLE ASSETS, net	2,035	2,078
OTHER ASSETS, net	2,613	2,546

TOTAL ASSETS	$195,956	$162,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$56,848	$36,034
Accrued expenses	26,344	26,464
Current portion of long-term debt	411	655

Total current liabilities	83,603	63,153

NONCURRENT LIABILITIES:
Long-term debt, less current portion	—	189
Deferred rent	15,800	14,914
Deferred income taxes	6,418	6,604
Other liabilities	204	30

Total noncurrent liabilities	22,422	21,737

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	51,940	51,327
Retained earnings	37,972	26,377

Total stockholders’ equity	89,931	77,723

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$195,956	$162,613

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in 000’s Except Share Data)

	13 Weeks Ended July 28, 2012 (Unaudited)	13 Weeks Ended July 30, 2011 (Unaudited)	26 Weeks Ended July 28, 2012 (Unaudited)	26 Weeks Ended July 30, 2011 (Unaudited)
Net sales	$128,238	$117,020	$262,160	$234,699
License fees from leased departments	1,620	1,411	3,557	3,078
Cost of sales	(71,165)	(65,947)	(143,533)	(129,344)

Gross profit	58,693	52,484	122,184	108,433
Selling, general and administrative expenses	(52,898)	(47,559)	(103,384)	(91,647)

Income from operations	5,795	4,925	18,800	16,786
Interest expense	(123)	(189)	(248)	(307)

Income before taxes	5,672	4,736	18,552	16,479
Income tax expense	(2,127)	(1,800)	(6,957)	(6,262)

Net income	$3,545	$2,936	$11,595	$10,217

Basic earnings per share	$0.19	$0.15	$0.61	$0.53
Diluted earnings per share	$0.18	$0.15	$0.60	$0.53

Basic weighted average shares outstanding	19,136,076	19,165,207	19,115,650	19,120,820
Dilutive weighted average shares outstanding	19,470,133	19,390,752	19,443,441	19,320,445

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200